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                                                                   EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contacts:     CV Therapeutics                          Fleishman-Hillard
              Dan Spiegelman                           Carol Harrison
              SVP & Chief Financial Officer            (212) 453-2442
              (650) 812-9509

              Christopher Chai
              Treasurer & Director,
              Investor Relations
              (650) 812-9560

CV THERAPEUTICS ANNOUNCES $120 MILLION EQUITY FINANCING COMMITMENT

         PALO ALTO, CA. (August 8, 2000) - CV Therapeutics, Inc. (Nasdaq: CVTX) today announced that it has received a commitment for up to $120 million in common stock equity financing from Acqua Wellington North American Equities Fund, Ltd. Over the next 28 months, CVT may at its discretion sell registered shares of its common stock, at a small discount to the market price, to Acqua Wellington.

         Net proceeds from any sales will be used to fund research, development and product manufacturing, as well as to provide working capital and for general corporate purposes. CVT may also use a portion of the net proceeds to acquire or invest in businesses, products and technologies that are complementary to CVT, although no acquisitions are planned or being negotiated as of this date, and no portion of the net proceeds has been allocated for any specific acquisition.

         "CVT is moving its two late stage products, ranolazine and CVT-510, toward commercialization," said Louis G. Lange, M.D., Ph.D., Chairman and Chief Executive Officer of CV Therapeutics. "This equity line of credit provides us with the flexibility to opportunistically raise additional capital over the next 28 months, thereby keeping CVT well capitalized with a strong balance sheet."

         Acqua Wellington Asset Management LLC manages a family of funds targeted at investment opportunities among mid-cap and small-cap companies in domestic and global equity markets.

         Statements in this press release concerning the Company's finances, operations and the development, potential application and commercialization of CVT's products are forward-

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looking statements that involve risks and uncertainties. Actual results could differ materially. Factors that could cause or contribute to such differences are more fully discussed in CVT's Annual Report on Form 10-K for the year ended December 31, 1999.

         CV Therapeutics, Inc., headquartered in Palo Alto, CA, is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases. CVT is currently conducting clinical trials for two of its products. Ranolazine, the first in a new class of compounds known as partial fatty acid oxidation (pFOX) inhibitors for the potential treatment of angina, is in Phase III clinical trials. CVT-510, an A(1) adenosine receptor agonist, for the potential treatment of atrial arrhythmias, is in Phase II clinical trials. For more information, please visit CV Therapeutics' web site at www.cvt.com.


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